news                                                           UNIT CORPORATION
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          1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                       Telephone 918 493-7700, Fax 918 493-7714


                               Contact:     John G. Nikkel
                                            Chairman of the Board
                                              and Chief Executive Officer
                                            (918) 493-7700

For Immediate Release...
January 13, 2004



             UNIT CORPORATION ANNOUNCES RETIREMENT OF EARLE LAMBORN,
                       SENIOR VICE PRESIDENT AND DIRECTOR

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that Earle Lamborn, Senior Vice President of Drilling, will retire effective January 15, 2004. Along with his retirement from the company, Mr. Lamborn will also resign from Unit's Board of Directors. Mr. Lamborn has worked for Unit since its inception in 1963. As a result of Mr. Lamborn's retirement, Unit's Board of Directors has elected Mr. Larry Pinkston, Unit's President, as a director of the company effective January 15, 2004.

     John Nikkel, Chairman of Unit Corporation, said "Earle has been an incredible asset to Unit for the 40 years he has been with this company, working to grow what started as a three rig drilling company and bringing it to an 88-rig fleet operating throughout the Mid-Continent. We believe Earle's 50+ years of experience and knowledge in this industry is unparalleled. He will be greatly missed."

     In connection with Mr. Lamborn's retirement, the company has also implemented certain management changes for Unit Drilling Company. John Cromling, Senior Vice President of Drilling Operations, will now be responsible for Unit's contract drilling operations in Oklahoma and the Texas Panhandle, as well as being responsible for the purchasing for all Unit rigs. Dave Stafford, Senior Vice President of Drilling Operations, in addition to his current responsibility for Unit's contract drilling operations in the Rocky Mountain region will now also assume responsibility for Unit's Gulf Coast region. Mr. Stafford will also be responsible for the safety program for all Unit rigs. Both Mr. Cromling and Mr. Stafford will report to the President of Unit, Larry Pinkston.

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.